UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Stericycle

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2006

Dear Stockholder:
      You are cordially invited to attend our 2006 Annual Meeting of Stockholders on Wednesday, May 3, 2006, at 2:30 p.m., Chicago time, at the Crowne Plaza Chicago O’Hare, 5440 North River Road, Rosemont, Illinois 60018.
      At the Annual Meeting, you will be asked to consider and vote upon the following matters:

•	the election of a Board of Directors to hold office until the 2007 Annual Meeting of Stockholders

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending December 31, 2006

•	if presented, a stockholder proposal regarding a plan for the elimination of incineration

•	any other matters that properly come before the meeting
      Only stockholders of record at the close of business on the record date of March 6, 2006 are entitled to vote at the Annual Meeting.
      Admission to the Annual Meeting will be by admissions card only. If you plan to attend the meeting in person, please complete and return the Reservations Form on the back cover of this Proxy Statement, and an admissions card will be mailed to you. All Reservations Forms must be received by April 26, 2006. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued.
      For the convenience of our stockholders who do not plan to attend the Annual Meeting in person and who desire to have their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person, or for any other reason you desire to revoke your proxy, you may do so at any time before your proxy is voted.
For the Board of Directors

Jack W. Schuler Chairman of the Board	Mark C. Miller President and Chief Executive Officer
April 4, 2006
Lake Forest, Illinois

GENERAL
Item 1
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF TOTAL STOCKHOLDER RETURN
Item 2
Item 3
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
2006 ANNUAL MEETING OF STOCKHOLDERS
Reservation Form for 2006 Annual Meeting

28161 North Keith Drive
Lake Forest, Illinois 60045

PROXY STATEMENT
2006 Annual Meeting of Stockholders
To Be Held On May 3, 2006

       We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at our 2006 Annual Meeting of Stockholders on Wednesday, May 3, 2006, at 2:30 p.m., Chicago time, at the Crowne Plaza Chicago O’Hare, 5440 North River Road, Rosemont, Illinois 60018. We are mailing this Proxy Statement and the accompanying materials to our stockholders beginning on or about April 4, 2006.
      In this Proxy Statement, “we,” “us,” “our” or the “Company” refers to Stericycle, Inc. All share (and exercise or other price per share information) has been adjusted for our 2-for-1 stock split on May 31, 2002.
GENERAL
      Stock. Our authorized capital stock consists of common stock, par value $0.01 per share (“common stock”), and preferred stock, par value $0.01 per share (“preferred stock”). As of March 6, 2006, the record date for the Annual Meeting, we had 44,025,042 shares of common stock outstanding. We did not have any shares of preferred stock outstanding.
      Stockholders Entitled To Vote. Only holders of our common stock who were stockholders of record at the close of business on the record date of March 6, 2006 are entitled to notice of and to vote their shares of record at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.
      Quorum. Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.
      Voting. The eight directors to be elected at the Annual Meeting (Item 1) will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy, entitled to vote and voting. Each other matter to be voted on at the Annual Meeting will require for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.
      A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters to be voted on at the Annual Meeting. Shares for which authority is withheld or that a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the voting for the election of directors (which, as noted, requires a plurality of the votes cast). Shares that a stockholder abstains from voting will be included in the total of votes cast and will have the effect of votes against the matter in question.
      If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be taken into account in determining whether a quorum is present

(if the shares are voted on any other matter) but will not be included in the total of votes cast and thus will have no effect on the outcome of voting on the matter.
      Telephone and Internet Voting. Stockholders whose shares are registered in their names directly with our stock registrar and transfer agent, LaSalle Bank, N.A., may vote their shares telephonically, by calling (866) 207-3912, or via the internet, by going to www.eproxyvote.com/srcl/. Stockholders whose shares are registered in the name of a brokerage firm, bank or other nominee may be able to vote their shares telephonically or via the internet. You should check the information provided by your broker, bank or other nominee to see what options, if any, are available to you.
      Proxies. If a stockholder properly completes and returns the accompanying proxy card, the shares of stock represented by the proxy will be voted as the stockholder directs. If no directions are given, the persons appointed as proxy holders will vote the shares in accordance with the recommendations of our Board of Directors, i.e., they will vote the shares for the election of the nominees for director described in this proxy statement (Item 1), for ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2006 (Item 2), and, if the proposal is presented at the meeting, against a stockholder proposal regarding a plan for the elimination of incineration (Item 3).
      A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke the proxy.

STOCK OWNERSHIP
Stock Ownership of Certain Stockholders
      The following table provides certain information regarding the beneficial ownership of our common stock by each person (other than a director or executive officer) who was known to us to be the beneficial owner as of March 6, 2006 of more than 5% of our outstanding common stock:

	Shares
	Beneficially
Name and Address	Owned	Percentage

Morgan Stanley Investment Management, Inc.(1)	3,656,387	8.31%
1221 Avenue of the Americas New York, New York 10020

(1)	The shares shown as beneficially owned by Morgan Stanley Investment Management, Inc. are derived from a Schedule 13G, dated February 15, 2006, filed jointly by Morgan Stanley Investment Management, Inc. and its parent company, Morgan Stanley.
Stock Ownership of Certain Stockholders
      The following table provides certain information regarding the beneficial ownership of our common stock as of March 1, 2006 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page 9 and (3) all of our directors and executive officers as a group:

	Shares
	Beneficially	Exercisable	Combined
	Owned	Options(1)	Percentage(2)

Jack W. Schuler(3)	1,395,109	41,864	3.26%
Mark C. Miller(4)	660,280	600,382	2.82%
Rod F. Dammeyer(5)	2,000	25,386	*
Patrick F. Graham	—	13,986	*
Jonathan T. Lord, M.D.	1,000	12,608	*
John Patience	37,881	41,864	*
Thomas R. Reusché	—	14,986	*
Peter Vardy(6)	30,000	22,430	*
L. John Wilkerson, Ph.D.(7)	—	36,886	*
Richard T. Kogler	7,149	21,918	*
Frank J.M. ten Brink	18,610	124,013	*
Richard L. Foss	2,361	44,987	*
Shan S. Sacranie	1,450	33,247	*
All directors and executive officers as a group (13 persons)	2,155,840	1,034,647	7.08%

*	Less than 1%.

(1)	This column shows shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 1, 2006.

(2)	Shares of common stock issuable under stock options exercisable as of or within 60 days after March 1, 2006 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	The shares shown as beneficially owned by Mr. Schuler include 22,820 shares owned by his wife and 47,616 shares owned by trusts for the benefit of his children, with respect to all of which Mr. Schuler disclaims any beneficial ownership.

(4)	The shares shown as beneficially owned by Mr. Miller include 150,572 shares owned by trusts for the benefit of his sons, with respect to which Mr. Miller disclaims any beneficial ownership.

(5)	The shares shown as beneficially owned by Mr. Dammeyer consist of 2,000 shares owned by his wife’s IRA, with respect to which Mr. Dammeyer disclaims any beneficial ownership.

(6)	The shares shown as beneficially owned by Mr. Vardy include 20,000 shares owned by trusts for the benefit of his grandchildren, with respect to which Mr. Vardy disclaims beneficial ownership.

(7)	Dr. Wilkerson has assigned to Galen Advisors, LLC all of the stock options granted to him under our Directors Stock Option Plan. Dr. Wilkerson disclaims any beneficial interest in these stock options except to the extent of any pecuniary interest arising from his membership interest in Galen Advisors, LLC.

Item 1
ELECTION OF DIRECTORS
      Our Board of Directors is currently composed of nine directors. The size of our Board will be reduced to eight directors as of the Annual Meeting.
      With the exception of Mark C. Miller, who serves as our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the National Association of Securities Dealers, Inc.
      Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2007 or until his successor is elected and qualified.
Nominees for Director
      The following table provides certain information regarding the nominees for election as directors. All eight nominees are currently serving as our directors.

Name	Position with Company	Age

Jack W. Schuler	Chairman of the Board of Directors	65
Mark C. Miller	President, Chief Executive Officer and a Director	50
Rod F. Dammeyer	Director	65
Jonathan T. Lord, M.D.	Director	51
John Patience	Director	58
Thomas R. Reusché	Director	50
Peter Vardy	Director	75
L. John Wilkerson, Ph.D.	Director	62
      Jack W. Schuler has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as chairman of the board of directors of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems, and as a director of Medtronic, Inc., a medical technology company, ICOS Corporation, a biotechnology company, and Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.
      Mark C. Miller has served as our President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.
      Rod F. Dammeyer has served as a director since January 1998. He is the President of CAC, llc, a private company providing capital investment and management advisory services, and is the retired vice chairman of Anixter International, where he served from 1985 until February 2001, and retired managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of GATX Corporation, a worldwide specialized finance and leasing company, Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems, and Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests. He also serves as a trustee of Van Kampen Investments, Inc. and a director of The Scripps Research Institute. He received a B.S. degree from Kent State University.
      Jonathan T. Lord, M.D. has served as a director since August 2004. Dr. Lord is chief innovation officer/senior vice president at Humana Inc., a health benefits company, which he joined in April 2000. From October 1999 to April 2000, Dr. Lord served as president of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.
      John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of a venture capital firm that he co-founded which led our initial capitalization. Mr. Patience serves as vice chairman of the board of directors of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.
      Thomas R. Reusché has served as a director since November 1999. He served as a managing director of Madison Dearborn Partners, LLC, a private equity and venture capital firm, from 1992 until his retirement in September 2003. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Reusché was a senior investment manager of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Reusché serves as chairman of the board of directors of Hines Horticulture, Inc. and a number of private companies. He received an A.B. degree from Brown University and a M.B.A. degree from the Harvard University Graduate School of Business.
      Peter Vardy has served as a director since July 1990. From June 1990 to December 2001, he served as the managing director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., where he was vice president, environmental management. He received a B.S. degree in geological engineering from the University of Nevada.
      L. John Wilkerson, Ph.D., has served as a director since July 1992. Dr. Wilkerson is a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds, and serves as a director of several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.
Committees of the Board
      Our Board of Directors has standing Compensation, Audit and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the National Association of Securities Dealers, Inc. (“NASD”)
      Compensation Committee. The Compensation Committee makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers. The current members of the Committee are Dr. Lord (Chair), Messrs. Reusché and Vardy and Dr. Wilkerson. The members of the Committee during 2005 were Dr. Wilkerson (Chair), Messrs. Graham and Vardy and Dr. Lord.
      Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements. The current members of the Committee, who served during 2005 and who were reappointed in February 2006, are Messrs. Dammeyer (Chair), Patience, Reusché and Schuler.
      The Board of Directors has determined that the Chair of the Committee, Rod F. Dammeyer, is an audit committee financial expert as described in the applicable rules of the Securities and Exchange Commission.
      Nominating and Governance Committee. The Nominating and Governance Committee, identifies and evaluates possible nominees for election to the Board of Directors and recommends to the full Board a slate of nominees for election at the annual meeting of stockholders. The Committee also recommends to the full Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the full Board and oversees the implementation of our corporate governance policies and practices, including those required by the Sarbanes-Oxley Act of 2002. The members of the Committee, who served during 2005 and who were reappointed in February 2006, are Messrs. Schuler (Chair), Dammeyer and Patience and Dr. Lord.
      The Committee considers a variety of factors in evaluating any candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, including, in particular, the candidate’s probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and health care services generally, and experience serving on the boards of other public companies. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which he serves.
      In identifying potential candidates for selection in the future as nominees for election as directors, the Committee will rely on suggestions and recommendations from the full Board, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder wishing to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See “—Communications with the Board.”
      Committee Charters. The charters of the Compensation, Audit and Nominating and Governance Committees are available on our website, www.stericycle.com, under “About Us/ Corporate Governance.”
Meetings
      Our Board of Directors held five meetings during 2005 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held seven meetings during the year. The Compensation Committee held one meeting during the year and acted without a formal meeting on several occasions. The Nominating and Governance Committee did not meet separately from the full Board during 2005.
      All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2005. All of the members of the Audit Committee attended in person or participated by teleconference in all of the meetings of the Committee during the year, with the exception of Mr. Schuler, who was unable to attend one meeting. Messrs. Graham and Reusché were unable to attend the one meeting of the Compensation Committee.
      We encourage our directors to attend the annual meeting of stockholders. All of our directors attended the 2005 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Compensation of Directors
      Outside directors elected at the 2006 Annual Meeting will be granted options for their services as directors but will not be paid any fees or other cash compensation. Each option will be for a number of shares equal to (i) $225,000 divided by (ii) the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the Annual Meeting. The exercise price per share of each option will be the closing price on the day of the Annual Meeting, and the option will vest on the first anniversary of the meeting.
      Outside directors elected at the 2005 Annual Meeting were granted options for their services as directors using this same formula. Each outside director was granted an option for 4,812 shares at an exercise price per share of $48.01. Each option vests on April 27, 2006 (the first anniversary of the 2005 Annual Meeting).
      Options granted to our outside directors are granted under our Directors Stock Option Plan (the “Directors Plan”), which was originally approved by our stockholders in 1996 and, as amended and restated, was approved by our stockholders at the 2001 Annual Meeting. The plan authorizes nonstatutory stock options for a total of 1,170,000 shares to be granted to our outside directors. As of December 31, 2005, options for 275,390 shares were outstanding, at a weighted average exercise price per share of $32.63, and 326,722 shares were available for future option grants under the plan.
      The Directors Plan authorizes the Board of Directors to grant stock options to outside directors at times and in amounts that the Board determines, taking into account any guidelines that the Board may adopt from time to time for this purpose. The Board does not currently contemplate granting any options to our outside directors during 2006 other than the options previously described.
      The exercise price per share of each option granted under the Directors Plan is the closing price of a share of our common stock on the date of the option grant. The term of each option is 10 years from the grant date. Each option vests in 12 equal monthly installments or in accordance with any other vesting schedule that the Board approves (for example, on the first anniversary of the grant date) and may be exercised only when it is vested. Each vested option remains exercisable for the term of the option, notwithstanding that the holder has ceased to serve as a director, unless (i) the Board of Directors considers an earlier expiration date appropriate, taking into account the circumstances in which the holder ceased to serve as a director, or (ii) the director was removed from office, in which case the option remains exercisable only for 30 days after his removal.
      The term of the Directors Plan expires on May 31, 2006, and no option may be granted under the plan after its expiration. The Board anticipates that stock options granted to our outside directors following the expiration of the Directors Plan will be granted under our 2005 Incentive Stock Plan, which was approved by our stockholders at the 2005 Annual Meeting.
      Each option granted under the Directors Plan is transferable to (i) a member of the outside director’s immediate family, (ii) a trust for the primary benefit of the outside director or one or more members of his or her immediate family, or (iii) a corporation, partnership or other entity which, together with its affiliates, owns at the time of transfer at least 2% of our outstanding common stock or 10% of our outstanding convertible preferred stock and to which the outside director has a contractual obligation to assign his “outside” remuneration.
Communications with the Board
      Stockholders who wish to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations Department will process all communications received. Communications that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and at his direction to the other directors; communications that relate to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

EXECUTIVE COMPENSATION
      The following table provides certain information regarding the compensation paid to or earned by our President and Chief Executive Officer and our four other executive officers during 2005 (the “named executive officers”) for services rendered in 2005, 2004 and 2003:
Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation Awards

	Fiscal			Number of Securities	All Other
	Year	Salary(1)	Bonus(2)	Underlying Options(3)	Compensation(4)

Mark C. Miller	2005	$297,052	$167,092	72,391	$8,613
President and Chief Executive	2004	308,477	290,452	81,793	8,613
Officer	2003	294,700	227,115	65,902	6,316
Richard T. Kogler	2005	222,789	91,900	32,000	1,500
Executive Vice President and	2004	231,358	116,699	35,685	1,500
Chief Operating Officer	2003	221,000	97,335	41,967	1,500
Frank J.M. ten Brink	2005	222,789	91,900	32,000	1,500
Executive Vice President	2004	231,358	116,699	35,685	1,500
Chief Financial Officer	2003	221,000	97,335	41,967	1,500
Richard L. Foss(5)	2005	200,000	60,000	22,644	1,500
Executive Vice President,	2004	207,692	46,902	30,443	1,500
Corporate Development	2003	161,300	—	40,000	1,154
Shan S. Sacranie(5)	2005	175,000	65,625	22,000	1,500
Executive Vice President,	2004	181,731	28,288	24,680	1,500
International	2003	104,300	—	30,000	—

(1)	The annual base salaries of the named executive officers have not changed since April 2003, when Messrs. Miller, Kogler and ten Brink received a 3.0% salary increase, raising their annual base salaries to $297,052, $222,789 and $222,789, respectively. The annual base salaries of Messrs. Foss and Sacranie, who joined us in February and May 2003, respectively, remain their initial base salaries of $200,000 and $175,000, respectively. The salary amounts shown for 2004 reflect the fact that there were 27, and not 26, biweekly payroll periods ending during the year.

(2)	Under our bonus conversion program for executive officers for 2004, 2003 and 2002, an executive officer could elect in advance of any bonus award to forego some portion or all of any bonus otherwise payable under the program and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option was granted was determined by dividing the product of two times (in 2004 and 2003, four times) the amount of the cash bonus that the participating executive officer elected to forego by the average closing price of our common stock during the year in respect of which the bonus is payable.

In 2005, Messrs. Miller and Foss elected to forego $55,697.25 and $15,000, respectively, of their respective cash bonuses of $222,789 and $75,000 for their performance in 2004, receiving instead stock options for 2,391 and 644 shares, respectively.

In 2004, Messrs. Miller, Kogler, ten Brink, Foss and Sacranie elected to forego $124,479, $38,900, $38,900, $46,903 and $28,287, respectively, of their respective cash bonuses of $414,931, $155,599, $155,599, $93,805 and $56,575 for their performance in 2003, receiving instead stock options for 11,793, 3,685, 3,685, 4,443 and 2,680 shares, respectively.

In 2003, Messrs. Miller, Kogler and ten Brink elected to forego $97,335, $32,445 and $32,445, respectively, of their respective cash bonuses of $324,450, $129,780 and $129,780 for their performance in 2002, receiving instead stock options for 11,902, 3,967 and 3,967 shares, respectively.

(3)	The stock options granted in 2005 to Messrs. Miller and Foss include options for 2,391 and 644 shares, respectively, granted in lieu of portions of the cash bonuses otherwise payable to them under our bonus conversion program for executive officers for 2004. See Note 2.
Similarly, the stock options granted in 2004 to Messrs. Miller, Kogler, ten Brink, Foss and Sacranie include options for 11,793, 3,685, 3,685, 4,443 and 2,680 shares, respectively, and the stock options granted in 2003 to Messrs. Miller, Kogler and ten Brink include options for 11,902, 3,967 and 3967 shares, respectively, granted in lieu of all or portions of the cash bonuses otherwise payable under our bonus conversion program for executive officers for 2003 and 2002, respectively.

(4)	These amounts represent our matching contributions under our 401(k) plan. Our matching contributions in 2005, 2004 and 2003 were 50% of the first 5% of compensation contributed by a participant, up to a maximum matching contribution each year of $1,500. The amounts shown for Mr. Miller in 2005, 2004 and 2003 also include $7,113, $7,113 and $4,816, respectively, in disability insurance premiums and, in 2005 and 2004, life insurance premiums, that we reimbursed to him.

(5)	Mr. Foss joined us as an executive officer in February 2003. Mr. Sacranie joined us in May 2003 and became an executive officer in November 2003.
2005 Stock Option Grants
      The following table provides certain information regarding stock options granted to the named executive officers in 2005. In accordance with the rules of the Securities and Exchange Commission, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent forecasts of the future appreciation of the price of our common stock. We did not grant stock appreciation rights to any named executive officer in 2005.
Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
		% of Total			Assumed Annual Rates of
	Number of	Options			Stock Price Appreciation for
	Securities	Granted to	Exercise		Option Term(4)
	Underlying	Employees in	Price Per	Expiration
	Options(1)	Fiscal Year(2)	Share(3)	Date	5%	10%

Mark C. Miller	70,000	8.16%	$45.80	2/15/15	$2,016,236	$5,109,538
	2,391	0.28%	45.80	2/15/15	68,869	174,527
Richard T. Kogler	32,000	3.73%	45.80	2/15/15	921,708	2,335,789
Frank J.M. ten Brink	32,000	3.73%	45.80	2/15/15	921,708	2,335,789
Richard L. Foss	22,000	2.56%	45.80	2/15/15	633,674	1,605,855
	664	0.08%	45.80	2/15/15	18,549	47,008
Shan S. Sacranie	22,000	2.56%	45.80	2/15/15	633,674	1,605,855

(1)	All of the stock options granted to the named executive officers in 2005 were granted under our 1997 Stock Option Plan. With the exception of the options granted pursuant to our bonus conversion program for executive officers (an option to Mr. Miller for 2,391 shares and an option to Mr. Foss for 664 shares), which vest immediately, each option vests over a five-year period at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date.

(2)	The percentages shown in the table reflect options for a total of 859,191 shares granted to employees during 2005 (including the named executive officers). The options granted to employees other than the named executive officers were granted under our 2000 Nonstatutory Stock Option Plan.

(3)	The exercise price per share shown in the table is equal to the closing price of a share of our common stock on the date of grant.

(4)	The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal Year End		Options at Fiscal Year End(2)
	Acquired	Value
	On Exercise	Realized(1)	Vested	Unvested	Vested	Unvested

Mark C. Miller	—	—	561,551	161,290	$22,807,661	$2,425,421
Richard T. Kogler	55,057	1,634,781	4,800	85,542	70,368	1,655,486
Frank J.M. ten Brink	25,195	824,608	105,654	85,542	3,889,144	1,655,486
Richard L. Foss	—	—	36,187	56,900	614,303	786,914
Shan S. Sacranie	—	—	25,380	51,300	353,081	620,548

(1)	The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of our common stock on the date or respective dates of exercise, and then subtracting the aggregate exercise price.

(2)	The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $55.88 per share, which was the closing price of a share of our common stock on December 31, 2005, and then subtracting the aggregate exercise price.
Stock Option Plans
      We have adopted four stock option plans in addition to the Directors Plan: (i) the 2005 Incentive Stock Option Plan (the “2005 Plan”), which our stockholders approved in April 2005; (ii) the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which our Board of Directors adopted in February 2000; (iii) the 1997 Stock Option Plan, which our stockholders approved in April 1997; and (iv) the 1995 Incentive Compensation Plan (the “1995 Plan”), which our stockholders approved in September 1995.
      The 2005 Plan authorizes awards of stock options and stock appreciation rights for a total of 2,400,000 shares; as amended, the 2000 Plan authorizes stock option grants for a total of 3,500,000 shares; and the 1997 and 1995 Plans each authorize stock option grants for a total of 3,000,000 shares.
      The 2005 Plan provides for the grant of nonstatutory stock options (“NSOs”) and incentive stock options intended to qualify under section 422 of the Internal Revenue Code (“ISOs”) as well as stock appreciation rights; the 2000 Plan provides for the grant of NSOs; and the 1997 and 1995 Plans each provide for the grant of NSOs and ISOs.
      The 2005 Plan authorizes awards to our officers, employees and consultants and, following the expiration of the Directors Plan in May 2006, to our directors; the 2000 Plan authorizes stock option grants to our employees and consultants but not to our officers and directors; and the 1997 and 1995 Plans each authorize stock option grants to our officers, directors, employees and consultants.
      As of December 31, 2005, no options or stock appreciation rights had been granted under the 2005 Plan; options for 2,092,628 shares, at a weighted average exercise price per share of $37.61, were outstanding under the 2000 Plan, and 109,840 shares were available for future option grants; options for 856,866 shares, at a weighted average exercise price per share of $28.99, were outstanding under the 1997 Plan, and 95,316 shares were available for future option grants; and options for 367,615 shares, at a weighted average exercise price per share of $18.68, were outstanding under the 1995 Plan. No shares remained available for future option grants under the 1995 Plan. Each plan has a 10-year term, and no option may be granted under any plan after its expiration.
      The 2005 Plan is administered by the Compensation Committee of our Board of Directors. The 2000, 1997 and 1995 Plans are administered by our Board in respect of all eligible persons other than our executive officers and by the Compensation Committee in respect of our executive officers. The Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted and, subject to the provisions of the particular plan, determines the terms of each option, including the number of shares, type of option, exercise price and vesting schedule.
      The exercise price per share of an option granted under any of our stock option plans may not be less than the closing price of a share of our common stock on the date of the option grant. The maximum term of an option granted under any plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee (including an officer), only while he or she remains an employee and for a limited period following the termination of his or her employment. In the discretion of the Board of Directors or the Compensation Committee, as the case may be, this limited period may be extended to any date ending on or before the option’s expiration date.
      Options granted to officers and employees generally vest over five years. During 2005, options granted to officers and employees generally vested at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date. During 2004, options granted to officers and employees generally vested at the rate of 20% of the option shares on the first anniversary of the option grant date and then at the rate of 1/ 60 of the option shares on the first day of each of the next 48 months. Options also become exercisable upon the option holder’s death or upon a “change in control.” In addition, the Board of Directors or the Compensation Committee, as the case may be, may accelerate the exercisability of an option at any time.
ESPP and 401(k) Plans
      We maintain an employee stock purchase plan (the “ESPP”), which our stockholders approved at the 2001 Annual Meeting. The ESPP authorizes 300,000 shares of our common stock to be purchased by employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. An employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period. Every employee who has completed one year’s employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering. As of December 31, 2005, 216,775 shares were available for future purchases under the ESPP.
      We maintain a 401(k) plan in which employees who have completed six months’ employment are eligible to participate. The plan permits us to make matching contributions of a percentage of the participants’ own contributions to the plan as determined each year by the Board of Directors. For 2005, we made a matching contribution of 50% of the first 5% of compensation that each participant contributed to the plan, up to a maximum matching contribution of $1,500.

Equity Compensation Plans
      The following table summarizes information as of December 31, 2005 relating to our equity compensation plans pursuant to which stock option grants, restricted stock awards or other rights to acquire shares of our common stock may be made or issued:
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	To Be Issued Upon Exercise	Exercise Price of	Equity Compensation
	Of Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by our security holders(1)	1,499,871	$27.11	3,038,813
Equity compensation plans not approved by our security holders(2)	2,092,628	37.61	109,480

(1)	These plans consist of our 2005 Plan, 1997 Plan, 1995 Plan, Directors Plan and ESPP.

(2)	The only plan in this category is our 2000 Plan.
Employment Agreements
      We have not entered into written employment agreements with any of our executive officers. All of our executive officers and employees have signed confidentiality agreements with us.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      The compensation of our executive officers is determined generally by the Compensation Committee of the Board of Directors. The current members of the Committee are Dr. Lord (Chair), Messrs. Reusché and Vardy and Dr. Wilkerson. The members of the Committee during 2005 were Dr. Wilkerson (Chair), Messrs. Graham and Vardy and Dr. Lord.
      Decisions of the Compensation Committee relating to executive officers’ base salaries and cash bonuses are subject to the review and approval of the full Board of Directors; decisions of the Compensation Committee relating to executive officers’ stock options are reviewed by the full Board but are not subject to the Board’s approval.
Executive Compensation Policies
      Our executive compensation policies seek to coordinate executive officers’ compensation with our performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to our long-term success and to reward executive officers for attaining individual and Company objectives that enhance stockholder value.
      Our compensation program for executive officers consists of (i) cash compensation and (ii) long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through individual and collective performance. Stock options are intended to focus executive officers on managing our business from the perspective of owners of an equity interest and to align their long-term compensation with the benefits realized by our stockholders.
      Salaries. The Compensation Committee determines the salaries of executive officers on the basis of (i) the individual officer’s salary grade, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for our employees generally and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned any formal surveys of executive officer compensation at comparable companies, but has relied on published salary surveys for indications of salary trends generally and at mid-cap growth companies in particular.
      On the Committee’s recommendation, based on the Company’s philosophy that the compensation of its executive officers should be determined largely by their individual and Company performance and that their base salaries should represent a relatively small component of their total compensation, the base salaries of our executive officers were unchanged in 2005 from the base salaries set in April 2003 (or in the case of Messrs. Foss and Sacranie, upon joining us in February and May 2003, respectively). The base salaries of Messrs. Miller, Kogler, ten Brink, Foss and Sacranie remained $297,052, $222,789, $222,789, $200,000 and $175,000, respectively.
      Cash Bonuses. Each executive officer is eligible for a cash bonus equal to a percentage of his base salary, with a maximum possible bonus equal to 1.5 times his target percentage. The Compensation Committee specifies the percentage to be used each year.
      In determining both the cash bonuses and stock option grants to our executive officers for their performance during 2004, the Committee measured our EBITDA (earnings before interest, taxes depreciation and amortization) for the year in relation to previously agreed measurable goals to determine each officer’s preliminary cash bonus and stock option grant. The Committee then adjusted these preliminary amounts to take into account our success in meeting our other performance goals for the year and to reflect the Committee’s assessment of the individual officer’s performance, initiative, contribution to our success and total compensation package.
      On the Committee’s recommendation, in February 2005 we paid cash bonuses of $167,092, $91,900, $91,900, $60,000 and $65,625 to Messrs. Miller, Kogler, ten Brink, Foss and Sacranie, respectively, for their performance during 2004. (Without giving effect to the prior elections of Messrs. Miller and Foss and Sacranie to receive stock options in lieu of cash, pursuant to our bonus conversion program described in the next paragraph, their bonuses would have been $227,789 and $75,000, respectively.)
      Under our bonus conversion program for 2004, executive officers could irrevocably elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the bonus program and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option was granted was determined by dividing the product of two times the amount of the cash bonus that the participating executive officer elected to forego by the average closing price of our common stock during 2004 (i.e., the year for which the bonus was paid). Pursuant to this program and in accordance with the officers’ prior elections, in February 2004 we granted Messrs. Miller and Foss stock options to purchase 2,391 and 644 shares, respectively, at an exercise price per share of $45.80.
      Stock Options. The Compensation Committee believes that the grant of stock options is a desirable method of acknowledging the efforts of the Company’s executive officers and encouraging their continued high levels of performance. In conjunction with the determination in February 2005 of the executive officers’ cash bonuses for 2004, the Committee granted Messrs. Miller, Kogler, ten Brink, Foss and Sacranie stock options for 70,000, 32,000, 32,000, 22,000 and 22,000 shares, respectively, for their performance in 2004.
Compensation of Chief Executive Officer
      The Compensation Committee determines the compensation of the Company’s President and Chief Executive Officer, Mark C. Miller, on the basis of the same criteria that it applies to the Company’s executive officers generally.
      As noted earlier, the Committee left Mr. Miller’s base salary for 2005 unchanged at $297,052. In February 2005, the Committee approved a cash bonus to Mr. Miller of $222,789 (prior to reduction by reason of Mr. Miller’s conversion election under our cash bonus program) and granted Mr. Miller a stock option for 70,000 shares.

Compensation Committee

Jonathan T. Lord, M.D., Chair
Patrick F. Graham*
Thomas R. Reusché†
Peter Vardy
L. John Wilkerson, Ph.D.

*	member during 2005 but not a current member

†	current member but not a member during 2005
REPORT OF THE AUDIT COMMITTEE
      Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent accountants, the performance of the Company’s internal audit function and independent accountants, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com, under “About Us/ Corporate Governance.” The current members of the Committee, who served during 2005 and who were reappointed in February 2006, are Messrs. Dammeyer (Chair), Patience, Reusché and Schuler.

      In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent public accountants to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.
      In carrying out our oversight responsibility, we review and discuss with both management and the Company’s independent public accountants all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2005. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the disclosures that Ernst & Young LLP made to the Committee pursuant to Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board.
      In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.
      On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chair
John Patience
Thomas Reusché
Jack W. Schuler

COMPARISON OF TOTAL STOCKHOLDER RETURN
      The following graph compares the cumulative total return (i.e., stock price appreciation plus dividends) on our common stock over the five-year period ending December 31, 2005 with the cumulative total return for the same period on the Nasdaq National Market Composite Index, the Russell 3000 Index and an index of a peer group of companies that we selected consisting of Allied Waste Industries, Inc., SRI/ Surgical Express, Inc. (formerly Sterile Recoveries, Inc.), Steris Corporation and Waste Management, Inc. The graph assumes that $100 was invested on December 31, 2000 in our common stock and in the stock represented by each of the three indexes, and that all dividends were reinvested.
      The stock price performance of our common stock reflected in the following graph is not necessarily indicative of future performance.

Item 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS
      We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2006. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
      Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements and review of our interim financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended December 31, 2005 were approximately $568,000. This amount includes approximately $34,000 for the statutory audit of the financial statements of our subsidiary operating in Puerto Rico and approximately $63,000 for the specific scope audit and statutory audit of our subsidiary operating in the United Kingdom. In addition, Ernst & Young LLP billed us approximately $297,000 in connection with the audit of our internal control of financial reporting.
      The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements and review of our interim financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended December 31, 2004 were approximately $484,000. This amount includes approximately $24,000 for the statutory audit of the financial statements of our subsidiary operating in Puerto Rico and approximately $64,000 for the specific scope audit and statutory audit of our subsidiary operating in the United Kingdom. In addition, Ernst & Young LLP billed us approximately $230,000 in connection with the audit of our internal control of financial reporting.
      Audit Related Fees. Ernst & Young LLP did not bill us for any audit related fees for the fiscal years ended December 31, 2005 and 2004. They did not perform any other assurance or related services during either of these years.
      Tax Fees. Ernst & Young LLP did not provide any tax compliance, tax advice or tax planning services to us during the fiscal years ended December 31, 2005 and 2004.
      All Other Fees. Ernst & Young LLP did not provide any other services to us during the fiscal years ended December 31, 2005 and 2004.
      In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.
      Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board of Directors may reconsider their appointment.
      The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2006.

Item 3
STOCKHOLDER PROPOSAL REGARDING A
PLAN FOR THE ELIMINATION OF INCINERATION
      We expect the following proposal to be presented by a stockholder at the Annual Meeting. The stockholder proponent holds 100 shares of our common stock. The stockholder proponent’s name and address will be supplied to any stockholder upon written request.
“Whereas:
      “Stericycle operates a number of major Title V hospital, medical, infectious waste incinerators which burn over a hundred million pounds of waste per year and emit significant amounts of hazardous air pollutants into the environment. Several of these incinerators are located near schools and in densely populated communities. Among the numerous air toxins emitted are mercury, dioxin, chlorine and hydrochloric acid. According to the EPA: (1) mercury is a highly hazardous, bioaccumulative neurotoxin capable of causing serious damage to the brain, kidneys and central nervous system; (2) dioxin is an extremely toxic bioaccumulative chemical which can cause cancer, skin disorders, endometriosis and affect the immune system; (3) chlorine is a potent irritant to the eyes, upper respiratory tract and lungs, which may cause toxic pneumonitis, pulmonary edema and death; and (4) hydrochloric acid is corrosive to the eyes, skin and mucous membranes, and can cause gastritis, chronic bronchitis and dermatitis.
      “Most of the waste incinerated by Stericycle can be legally and safely treated by means other than incineration. We believe that by failing to eliminate all unnecessary incineration, management is exposing the company to reputation and brand damage, reduced share value and unwarranted regulatory and litigation risk. The permits under which the company operates its incinerators do not relieve it from liability for any harm or injury to human health or welfare, animal or plant life or property caused by incineration.
      “Categories of regulated waste requiring treatment prior to disposal vary from state to state, but are generally identified as: microbiological, pathological, animal, blood, sharps, and chemotherapy. Under current laws, the great majority of these wastes can be treated using non-incineration techniques such as: (1) Stericycle’s ETD process, or (2) steam-sterilization. Some states still require incineration for pathological (human tissues, organs and body parts, and body parts of animals exposed to pathogens) and/or chemotherapy waste. These wastes amount to only a small fraction of the total medical waste stream processed by the company.
      “Stericycle’s stated mission is, “To be the leading company dedicated to the environmentally responsible management of infection control and compliance services for the healthcare community.” We believe that by continuing to incinerate millions of pounds of unregulated waste, and regulated waste not required by law to be incinerated, the company is needlessly contaminating the environment with hazardous air pollutants and failing to live up to its mission.
      “RESOLVED: It is recommended that the Board of Directors submit a report (at reasonable cost and omitting proprietary information) to the shareholders by December 31, 2006, outlining a plan for eliminating all incineration of unregulated regulated waste, and regulated waste not required by law to be incinerated. The report should include a timeline for completion of the project.”
      The Board of Directors recommends that stockholders vote “AGAINST” this proposal for the following reasons:
      We share with the stockholder proponent the goal of reducing the quantity of medical waste that we incinerate. We disagree with the stockholder proponent, however, about the value or even the possibility of developing a plan to eliminate the incineration of all medical waste that is not required by regulation to be incinerated.

      The regulations that govern the handling, treatment and disposal of infectious waste specify the approved treatment method, and in many states, incineration is the only treatment method approved for treating certain infectious wastes. The stockholder proposal itself acknowledges this fact.
      But it does not follow that we are free to treat all remaining medical waste using an alternative treatment technology like our own electro-thermal deactivation or autoclaving (steam sterilization) or that we could develop a concrete timetable to do so. In may cases, the decision on incineration involves factors beyond our control. There are often no legal, economical or practical treatment alternatives suitable to meet customers’ needs. Customers may contractually require that their waste be incinerated for a number of reasons, including compliance with regulations, assured destruction and the customer’s own preference. Imposing an arbitrary timeline for ceasing incineration could expose us to liability for a failure to perform these contractual obligations and would surely result in our losing certain customers if we were no longer able to treat their waste as they require.
      Nonetheless, we have taken a proactive position regarding minimizing the use of incineration and are working with customers to have them direct more of their medical waste to non-incineration treatment. We believe that our strategy to reduce waste incineration steadily and reasonably can and does result in a significant and sustainable reduction in waste incineration, without a loss of customers or increased liability exposure. Since our inception, we have provided training to customers to help them reduce the amount of waste that requires incineration. Since 1999, we have replaced eight of our incinerators in the United States with non-incineration treatment technologies and thus have been able to reduce incineration to less than 9% of our United States waste treatment capacity. We intend to continue working cooperatively with our customers to shift them away from incineration, and where possible, we will continue to work with state agencies to request a modification of existing regulations to allow for greater use of non-incineration treatment technologies.
      By continuing to implement our existing plans we believe that we can continue to reduce the amount of waste that we incinerate. The progress that we have achieved to date both validates our strategy and demonstrates our commitment to moving away from incineration. Because many of the factors involved in reducing the use of incineration are outside our control, however, the development and implementation of a timeline to eliminate incineration is a flawed means of achieving our long-term goals.
      Accordingly, the Board of Directors recommends that stockholders vote “AGAINST” this proposal, and your proxy will be so voted unless you direct otherwise.
OTHER MATTERS
      As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
      Any stockholder who wishes to present a proposal for consideration at our 2007 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 4, 2006. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2007 Annual Meeting of Stockholders must submit the proposal to us no earlier than December 4, 2006 and no later than by January 3, 2007.
      Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2005 were satisfied in a timely manner with the exception of one Form 4 that a director filed one day late.
ADDITIONAL INFORMATION
      We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our officers and regular employees may solicit proxies by personal conversations, mail, telephone or telecopier, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our common stock.
      We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2005 without charge to each stockholder as of the record date for the Annual Meeting, upon the stockholder’s written request. Requests should be directed to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. A copy of our Form 10-K as filed with the Securities and Exchange Commission is available in pdf format on our website, www.stericycle.com under “Investor Relations/ SEC Filings.” A copy of our Form 10-K may also be accessed directly from the SEC’s website, www.sec.gov.

28161 North Keith Drive
Lake Forest, Illinois 60045
2006 ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2006
YOUR VOTE IS IMPORTANT!
Please sign and promptly return your proxy card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically by calling (866) 207-3912 or via the internet by going to www.eproxyvote. com/srcl/.
If your shares are registered in the name of a brokerage firm, you may be able to vote your shares telephonically or via the Internet. Check the information provided to you by your broker to see which options are available to you.
Reservation Form for 2006 Annual Meeting
I am a stockholder of Stericycle, Inc. (If your shares are registered in a brokerage firm’s name, please enclose confirmation of stock ownership.) I plan to attend the 2006 Annual Meeting to be held on Wednesday, May 3, 2006, at 2:30 p.m., Chicago time, at the Crowne Plaza Chicago O’Hare, 5440 North River Road, Rosemont, Illinois 60018. Please send me an admissions card. I understand that an admissions card will only admit the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)
Address

City	State	Zip Code
Telephone         ( ______)

If you plan to attend the 2006 Annual Meeting, please detach, complete and return the Reservation Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Reservation Forms must be received by April 26, 2006.
To avoid a delay in receipt of your admissions card, mail the Reservations Form separately. Do not return it with your proxy card or mail it in the enclosed envelope.

PROXY	STERICYCLE, INC.	PROXY
28161 North Keith Drive
Lake Forest, Illinois 60045
This proxy is solicited on behalf of the Board of Directors of Stericycle, Inc.
     I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on March 6, 2006 at the 2006 Annual Meeting of Stockholders to be held on May 3, 2006 (the “Annual Meeting”), and at any adjournment of the Annual Meeting.
     If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the eight nominees for election as a director (Item 1), FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for 2006 (Item 2), and, if the proposal is presented at the Annual Meeting, AGAINST a stock proposal regarding a plan for the elimination of incineration (Item 3). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED REPLY ENVELOPE
(Continued and to be signed on the reverse side.)

STERICYCLE, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (■)

					Control Number:

1.	Election of Directors—
	Nominee(s)				For	Withhold	For All
					All	All	Except*
	01	Jack W. Schuler	02	Mark C. Miller
	03	Rod F. Dammeyer	04	Jonathan T. Lord, M.D.	☐	☐	☐
	05	John Patience	06	Thomas R. Reusché
	07	Peter Vardy	08	L. John Wilkerson, Ph.D.

*Except nominee(s) written above

		For	Against	Abstain
2.	Ratification of appointment of Ernst &Young LLP as the Company’s independent public accountants for the year ending December 31, 2006.	☐	☐	☐
		For	Against	Abstain
3.	If presented, a stockholder proposal regarding a plan for the elimination of incineration.	☐	☐	☐

	Date:	,2006

Signature:

Signature:

Title or capacity:

Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.

▲                    FOLD AND DETACH HERE                    ▲
YOUR VOTE IS IMPORTANT.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE
STERICYCLE, INC.
Dear Stockholder:
We encourage you to vote your shares by telephone. Doing so will eliminate the need to return your proxy card. You will need your proxy card and social security number (where applicable) to vote by telephone. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone.
•	accessing the World Wide Web site http://www.eproxyvote.com/srcl/ to vote via the internet

•	using a touch-tone telephone to vote by phone toll-free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end

•	completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement
You can vote via the internet or by phone at any time prior to 11:59 P.M. Central Time, May 2, 2006, the day before the 2006 Annual Meeting. You will need the control number printed at the top of this instruction card to vote via the internet or by phone. If you do so, you do not need to mail in your proxy card.
THANK YOU FOR VOTING YOUR SHARES.
YOUR VOTE IS IMPORTANT!
DO NOT RETURN THIS PROXY CARD IF YOU VOTE YOUR SHARES BY TELEPHONE.